Exhibit 10(b)

UNION PACIFIC CORPORATION

GRANT NOTICE FOR 2013 STOCK INCENTIVE PLAN

STOCK UNITS

FOR GOOD AND VALUABLE CONSIDERATION, Union Pacific Corporation (the “Company”), hereby grants to Participant named below the number of Stock Units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Grant Notice, the Union Pacific Corporation 2013 Stock Incentive Plan (the “Plan”), the Standard Terms and Conditions (the “Standard Terms and Conditions”) adopted under such Plan described in this Grant Notice, and, as applicable, the Union Pacific Corporation Key Employee Continuity Plan (the “Key Employee Continuity Plan”), each as amended from time to time.  Each Stock Unit subject to this Award represents the right to receive one share of the Company’s common stock, par value $2.50 (the “Common Stock”), subject to the conditions set forth in this Grant Notice, the Plan and the Standard Terms and Conditions.  This Award is granted pursuant to the Plan and, as applicable, the Key Employee Continuity Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:	FIRST_NAME LAST_NAME ID: EMPLOYEE_ID
Grant Date:	2/2/2017
Grant Number:	OPTION_NUMBER
Number of Stock Units subject to the Award:	X,XXX
Restriction Period:	4 years
Restriction Period Commencement Date:	2/2/2017
Restriction Period Termination Date:	2/2/2021

By electronically accepting this Award, Participant acknowledges that he or she has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan, the Standard Terms and Conditions and, if applicable, the Key Employee Continuity Plan (including, but not limited to, the Key Employee Continuity Plan’s requirement that the Participant execute a general release of employment-related claims).  The Participant also hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Stock Units via Company website or other electronic delivery.

THE PARTICIPANT WILL BE DEEMED TO HAVE ACCEPTED THE AWARD AND THE STANDARD TERMS AND CONDITIONS IF THE PARTICIPANT DOES NOT OBJECT IN WRITING WITHIN NINETY (90) DAYS FOLLOWING DELIVERY OF THIS GRANT NOTICE AND THE STANDARD TERMS AND CONDITIONS.

UNION PACIFIC CORPORATION

STANDARD TERMS AND CONDITIONS FOR

STOCK UNITS

These Standard Terms and Conditions apply to the Award of stock units granted pursuant to the Union Pacific Corporation 2013 Stock Incentive Plan (the “Plan”), which are evidenced by a Grant Notice that specifically refers to these Standard Terms and Conditions.  In addition to these Standard Terms and Conditions, the stock units shall be subject to the terms of the Plan and, if applicable, the Key Employee Continuity Plan, which are incorporated into these Standard Terms and Conditions by this reference.  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

STOCK UNITS

1. TERMS OF STOCK UNITS

Union Pacific Corporation, a Utah corporation (the “Company”), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of a number of stock units (the “Award” or the “Stock Units”) specified in the Grant Notice.  Each Stock Unit represents the right to receive (i) one share of the Company’s common stock, $2.50 par value per share (the “Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock from time to time (“Dividend Equivalent Payments”), upon the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, the Plan and, if applicable, the Key Employee Continuity Plan, each as amended from time to time.  For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2. VESTING OF STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions, the terms of the Plan and, if applicable, the Key Employee Continuity Plan.  After the end of the Restriction Period, subject to termination or acceleration as provided in these Standard Terms and Conditions, the Plan and, if applicable, the Key Employee Continuity Plan, the Award shall become vested as of the Restriction Period Termination Date described in the Grant Notice with respect to that number of Stock Units as set forth in the Grant Notice.  Unless the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) shall determine otherwise, a period of time in which the Participant is on a leave of absence during the Restriction Period in accordance with a leave of absence policy adopted by the Company or a Subsidiary shall count toward satisfaction of the Restriction Period.

3. DIVIDEND EQUIVALENT RIGHTS

The Participant will have the rights of a shareholder only after shares of Common Stock have been issued to the Participant following the Restriction Period Termination Date as described in the Grant Notice (or such earlier date as otherwise provided in Section 5(i) or Section 5(iii) hereof) and satisfaction of all other conditions to the issuance of those shares.  Stock Units shall not entitle the Participant to any rights of a shareholder of Common Stock and there are no voting rights with respect to the Stock Units.  During the Restriction Period and during any period following the end of the Restriction Period in which delivery of shares of Common Stock is: (i) deferred pursuant to the Company’s Deferred Compensation Plan; or (ii) delayed in accordance with Section 5(i) hereof; unless otherwise determined by the Committee, the Participant shall be entitled to receive Dividend Equivalent Payments.  Such Dividend Equivalent Payments shall be made on the payment date established by the Board of Directors for the underlying dividend payments; provided, however, that (i) if the Participant has elected to defer receipt of the Stock

Units in accordance with the terms of the Company’s Deferred Compensation Plan, Dividend Equivalent Payments with respect to such deferred Stock Units which relate to dividends paid on and after the date of the deferral of such Stock Units (i.e., the date that the Stock Units would have been payable to the Participant under the Plan had such Stock Units not been deferred under the Company’s Deferred Compensation Plan) shall be reinvested as part of the Award Account under the Company’s Deferred Compensation Plan, and shall be deferred for payment at the same time as the Award Account is paid under the terms of the Company’s Deferred Compensation Plan; and (ii) the Company may delay payment of a Dividend Equivalent Payment if the Company reasonably anticipates that its deduction with respect to such payment would not be permitted by application of Internal Revenue Code section 162(m).  A Dividend Equivalent Payment that is delayed as described in clause (ii) of the immediately preceding sentence (or if such Dividend Equivalent Payment is invested in additional Stock Units at the Company’s discretion, the shares of Common Stock underlying such additional Stock Units), shall be paid to the Participant as soon as reasonably practicable following the date the Company anticipates that its deduction with respect to the payment of the Dividend Equivalent Payment would no longer be restricted due to the application of Internal Revenue Code section 162(m).  Except as provided above, a Participant’s right to receive Dividend Equivalent Payments shall terminate without further obligation on the part of the Company at the earliest of the Participant’s Separation from Service with the Company or a Subsidiary, payment of the Common Stock under Section 5 hereof or at the Restriction Period Termination Date, except that:

(A) in the event the Participant remains continuously employed with the Company or a Subsidiary until September 30, 2017, and is age 62 with 10 years of service under the provisions of the Company’s or a Subsidiary’s pension plan at any time during the Restriction Period during the Participant’s period of continuous employment (satisfaction of both the September 30, 2017 continuous employment requirement and age and service requirements is known as “Retirement Status”), such Participant shall be entitled to receive Dividend Equivalent Payments in accordance with this Section 3 hereof until the earlier of the Restriction Period Termination Date or payment of the Common Stock under Section 5 hereof, notwithstanding any Separation from Service with the Company or a Subsidiary on or after attaining Retirement Status; and

(B) in the event the Participant remains continuously employed with the Company or a Subsidiary, but is on a leave of absence during the Restriction Period in accordance with a leave of absence policy adopted by the Company or a Subsidiary, such Participant shall be entitled to receive Dividend Equivalent Payments in accordance with this Section 3 hereof during the period of such leave of absence until the earlier of the date that is the end of such leave of absence, the Restriction Period Termination Date or payment of the Common Stock under Section 5 hereof, notwithstanding any Separation from Service with the Company or a Subsidiary as a result of such leave of absence.

4. ACCELERATION/LAPSE OF RESTRICTION PERIOD

Unless provided otherwise by the Committee, the Stock Units shall be treated as follows in connection with the Participant’s Separation from Service:

(i) If the Participant has a Separation from Service prior to the Restriction Period Termination Date by reason of the Participant’s death, the Stock Units shall immediately vest, all restrictions applicable to such Stock Units shall lapse and such Stock Units shall be paid in full to the Participant’s beneficiary or estate, as the case may be, in accordance with Section 5 hereof.

(ii) In the event the Participant is determined to be disabled under the provisions of the Company’s or a Subsidiary’s long-term disability plan, the Stock Units shall immediately vest, all restrictions applicable to such Stock Units shall lapse and such Stock Units shall be paid in full in accordance with Section 5 hereof.

(iii) If the Participant incurs a Separation from Service because such Participant’s employment is involuntarily terminated by the Company or any of its Subsidiaries (other than a termination as a result of disability, cause or gross misconduct as determined by the Committee), within two (2) years following a Change in Control (as defined in the Plan), the Stock Units shall immediately vest and the remaining restrictions with respect to the Stock Units, including any remaining Restriction Period, shall lapse and such Stock Units shall be paid in full in accordance with Section 5 hereof.

(iv) In the event of a Change in Control prior to the Restriction Period Termination Date in which the acquiring or surviving company in the transaction does not assume or continue the Stock Units upon the Change in Control, the Restriction Period and all other restrictions applicable to such Stock Units shall lapse immediately prior to the Change in Control and such Stock Units shall be paid in accordance with Section 5 hereof.

(v) In the event the Participant has attained Retirement Status (within the meaning of Section 3(A) hereof) at any time during the Restriction Period that is on or after September 30, 2017 and during the Participant’s period of continuous employment, the Restriction Period shall lapse on the date the Participant attains Retirement Status and such Stock Units shall be paid in accordance with Section 5 hereof.

(vi) Notwithstanding the foregoing paragraphs (i) through (v), if the Participant is an Eligible Employee (within the meaning of the Key Employee Continuity Plan) in the Key Employee Continuity Plan and incurs a Severance within the meaning of the Key Employee Continuity Plan, the Participant’s Stock Units shall vest and be paid in accordance with the terms and conditions of the Key Employee Continuity Plan, including without limitation the requirement that the Participant execute an appropriate general release of employment-related claims.

(vii) Except as otherwise provided in this Section 4 hereof, all of the Stock Units shall be forfeited and all of the Participant’s rights to such Stock Units and the right to receive Common Stock shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company or a Subsidiary (such continuous employment shall, for this purpose, include a period of time during which the Participant is absent from active employment in accordance with a leave of absence policy adopted by the Company or a Subsidiary) for the entire Restriction Period.  Notwithstanding the foregoing, the Committee may, if it finds that the circumstances in the particular case so warrant, allow a Participant who ceases to be so continuously employed and has a Separation from Service prior to the Restriction Period Termination Date to retain some or all of the Stock Units.  In such event, the Restriction Period and all other restrictions with respect to the retained Stock Units shall lapse, and such Stock Units shall be paid in accordance with Section 5 hereof.

5. PAYMENT OF STOCK UNITS

(i) Subject to Section 25 of the Plan and Sections 4, 5(ii) and 5(iii) hereof, vested Stock Units shall be settled by the delivery to the Participant (through the Participant’s account at the Company’s designated third party stock administrator) or the Participant’s beneficiary or estate, as the case may be, of one share of Common Stock per vested Stock Unit:

(A) except as provided in (B) below, within 30 days of the first to occur of the Restriction Period Termination Date or the Participant’s right to payment arising under Section 4(i), 4(ii), 4(iii), 4(iv) or 4(vii) hereof;

(B) if the Participant’s Stock Units are determined to constitute “deferred compensation” subject to Internal Revenue Code section 409A, such Stock Units shall be paid to the Participant within thirty (30) days of the Restriction Period Termination Date in the event that the Participant’s right to payment:

(1)under Section 4(ii) or Section 4(iv) hereof arises before the Restriction Period Termination Date and after the date the Restriction Period lapses in accordance with Section 4(v) hereof;

(2)arises under Section 4(iii) hereof; or

(3)arises under Section 4(vii) hereof.

Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period in which the Company reasonably anticipates that the delivery of shares hereunder would: (A) violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legend that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements; or (B) result in the reduction or elimination of the Company’s deduction under Internal Revenue Code section 162(m) with respect to such delivery of shares, and (ii) the date on which shares are delivered to the Participant (and any Dividend Equivalent Payment thereon) may include a delay to provide the Company such time as it determines appropriate to calculate and address tax withholding and to address other administrative matters; provided, however, that delivery of shares of Common Stock underlying Stock Units (and any Dividend Equivalent Payments on such Stock Units, or if such Dividend Equivalent Payments are invested in additional Stock Units at the Company’s discretion, the shares of Common Stock underlying such additional Stock Units) for Stock Units and Dividend Equivalent Payments that are determined to be exempt from the requirements of Internal Revenue Code § 409A shall in all events be made at a time that satisfies the “short-term deferral” exception described in Treas. Reg. section 1.409A-1(b)(4) and for Stock Units and Dividend Equivalent Payments subject to Internal Revenue Code section 409A shall in all events be made at a time that satisfies Treas. Reg. 1.409A-2(b)(7).

(ii) Notwithstanding the foregoing, the Participant may elect to defer receipt of payment of Common Stock underlying the Stock Units pursuant to the terms of, and in accordance with the provisions of, the Company’s Deferred Compensation Plan.  If the Participant elects to defer payment of Common Stock underlying the Stock Units, such payment will be made in accordance with the Company’s Deferred Compensation Plan.

(iii) Notwithstanding the foregoing, if the Participant is an Eligible Employee (within the meaning of the Key Employee Continuity Plan) in the Key Employee Continuity Plan and incurs a Severance within the meaning of the Key Employee Continuity Plan, the payment of Common Stock underlying the Stock Units shall be paid in accordance with Section 2.4 of the Key Employee Continuity Plan, provided the Participant has executed a general release of employment-related claims in the form prescribed by the Key Employee Continuity Plan.

PROTECTION OF CONFIDENTIALITY

By electronically accepting the Award and these Standard Terms and Conditions, the Participant acknowledges and agrees to the following.

6. CONFIDENTIAL INFORMATION; TRADE SECRETS

The Participant acknowledges that the Company regards certain information relating to its business and operations as confidential.  This includes all confidential and proprietary information concerning the assets, business or affairs of the Company or any Subsidiary or any customers thereof ("Confidential Information").  The Participant’s electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of ("Trade Secrets").

7. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS

The Participant acknowledges that he or she developed or have had and will in the future continue to have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials.  By electronically accepting the Grant Notice and these Standard terms and Conditions, the Participant agrees that any unauthorized disclosures by him or her to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct.

8. AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION

The Participant agrees that he or she will not, unless he or she receives prior written consent from the senior human resources officer or such other person designated by the Company (hereinafter collectively referred to as the "Sr. HR Officer"), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or any other person, whether or not a competitor of the Company, any Confidential Information or Trade Secrets, or (ii) retain or take with him or her when he or she leaves the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

9. PRIOR NOTICE OF EMPLOYMENT, ETC

(i)  The Participant acknowledges that if he or she become an employee, contractor, or consultant for any other person or entity engaged in the Business of the Company as defined in Section 11 (“Entity”), this would create a substantial risk that he or she would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other Entity to the detriment of the Company.  The Participant further acknowledges that such disclosures would be particularly damaging if made shortly after he or she leaves the Company.  Therefore, by electronically accepting the Grant Notice and these Standard Terms and Conditions, the Participant agrees that for a period of one-year after he or she leaves the Company, before accepting any employment or affiliation with another Entity he or she will give written notice to the Sr. HR Officer of his or her intention to accept such employment or affiliation.  The Participant also agrees to confer in good faith with the Sr. HR Officer concerning whether his or her proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets.

(ii)  If the Sr. HR Officer and the Participant are unable to reach agreement on this issue, he or she agrees to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution.  The Participant also agrees that he or she will not begin to work for another person or entity engaged in the Business of the Company as defined in Section 11, until the Sr. HR Officer or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

10. FAILURE TO COMPLY

The Participant agrees that, if he or she fails to comply with any of the promises that he or she made in Section 8 or 9 above, he or she will be required to immediately deliver to the Company any shares of Common Stock (or the market value of any shares of Common Stock received)

which he or she received at any time from 180 days prior to the earlier of (i) the date when he or she leaves the Company or (ii) the date he or she fails to comply with any such promise made in Section 8 or 9, to 180 days after the date when the Company learns that he or she has not complied with any such promise.  The Participant agrees that he or she will deliver such shares of Common Stock (or the cash equivalent) to the Company on such terms and conditions as may be required by the Company.  The Participant further agrees that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to him or her by the Company.  The Participant acknowledges that the Company would not have awarded the Participant the shares of Common Stock granted to him or her under the Grant Notice absent the Participant’s agreement to be bound by the promises made in Sections 8 and 9 above.

NO DIRECT COMPETITION

By electronically accepting the Award and these Standard Terms and Conditions, the Participant acknowledges and agrees to the following.

11. NON-SOLICITATION OF CUSTOMERS; NON-COMPETITION

The Participant agrees that for a period of one year following his or her departure from the Company, he or she will not (directly or in association with others) call on or solicit any of the Company’s customers with whom he or she had personal contact while he or she was employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined below.  The Participant further agrees that for the same time period, he or she will not, directly or indirectly, engage in any activity which is the same as or competitive with the Business (as defined below) including, without limitation, engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, in any market in which the Company conducts its Business.  For purposes of these Standard Terms and Conditions, the term “Business” means the transportation of goods in interstate commerce and related services in or through or for any state in which the Company or any of its affiliates provides such services directly or indirectly and any other activity that supports such operations including by the way of example but not limitation, marketing, information systems, logistics, technology development or implementation, terminal services and any other activity of the Company or any of its affiliates.  This Section 11 is not intended to prevent the Participant from engaging in any activity that is not the same as or competitive with the Business.  The Participant acknowledges that the Company would not have awarded him or her the shares of Common Stock granted under the Grant Notice absent his or her agreement to be bound by the promises made in this Section 11.

12. ACKNOWLEDGMENT; INJUNCTIVE RELIEF

The Participant acknowledges that he or she has carefully read and considered all these Standard Terms and Conditions, including the restraints imposed upon him or her pursuant to Sections 8, 9 and 11.  The Participant also agrees that each of the restraints contained herein is necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him or her from obtaining other suitable employment during the period in which he or she are bound by such restraints.  The Participant further acknowledges that, were he or she to breach any of the covenants contained in Sections 8, 9 and 11, the damage to the Company would be irreparable.  The Participant therefore agrees that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 10 and 13, shall be entitled to injunctive relief against his or her breach or threaten breach of said covenants.  The Participant and the Company further agree that, in the event that any provision of Sections 8, 9 and 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

13. VIOLATION OF PROMISES

The Participant agrees that if he or she violates any of his or her promises in Section 11, then he or she will be required to immediately deliver to the Company any shares of Common Stock (or the fair market value thereof) granted to him or her by the Grant Notice which he or she received at any time from 180 days prior to the date when he or she leaves the Company to 180 days after the date when the Company learns that he or she has not complied with the promises he or she made in Section 11.  The Participant agrees that he or she will deliver such shares of Common Stock (or the fair market value thereof) to the Company on such terms and conditions as may be required by the Company.  The Participant further agrees that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to him or her by the Company.

GENERAL

14. ARBITRATION

The Participant agrees and the Company agrees that any controversy, claim, or dispute arising out of or relating to this Agreement or the breach of any of these terms and conditions, or arising out of or relating to his or her employment relationship with the Company or any of its affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under the rules set forth in the Federal  Arbitration Act, except for claims by the Company relating to his or her breach of any of the employee covenants set forth in Paragraphs 6, 7, 8, 9 or 11 above. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort.  The Participant and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which the Participant or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective, and the Participant and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury.  The foregoing not to the contrary, the Company may seek to enforce the employee covenants set forth in Paragraphs 6, 7, 8, 9 or 11 above, in any court of competent jurisdiction.

This agreement to arbitrate shall continue in full force and effect despite the expiration or termination of these Standard Terms and Conditions or the Participant’s employment relationship with the Company or any of its affiliates.  The Participant and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof.  The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the Participant, the Company or any of its affiliates had the mater been heard in court.  All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by the Participant and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award.  The arbitrator’s compensation shall be borne equally by the Participant and the Company unless otherwise mutually agreed or unless the law provides otherwise.

15. SEVERABILITY

If any provision of these Standard Terms and Conditions is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of these Standard Terms and Conditions shall remain in force and effect.

16. CHOICE OF LAW; JURISDICTION

All questions pertaining to the construction, regulation, validity, and effect of these Standard Terms and Conditions shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine.  The Company and the Participant hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah for resolution of any and all claims, causes of action or disputes arising out of or related to these Standard Terms and Conditions.  Sections 9(ii) and 11 shall not apply to employees who are subject to California law.

17. AMENDMENTS

The Plan and these Standard Terms and Conditions may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

18. RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued in respect of vested Stock Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

19. INCOME TAXES

The Company shall not deliver shares in respect of any Stock Units unless and until the Participant has made satisfactory arrangements to satisfy all applicable tax withholding obligations.  Unless the Participant pays the tax withholding obligations to the Company by cash or check in connection with the delivery of the Common Stock, withholding may be effected, at the Company’s option, by withholding Common Stock issuable in connection with the vesting of the Stock Units (provided that shares of Common Stock may be withheld only to the extent that such tax withholding will not result in adverse accounting treatment for the Company).  The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of the Stock Units from any amounts payable by it to the Participant (including, without limitation, future cash wages).

20. NON-TRANSFERABILITY OF AWARD

The Participant understands, acknowledges and agrees that, except as otherwise provided in the Plan, the Stock Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of prior to the payment of the Common Stock to the Participant as provided in Section 5 hereof.

21. LIMITATION OF INTEREST IN SHARES SUBJECT TO STOCK UNITS

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan, the Key Employee Continuity Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon vesting of the Stock Units.  Nothing in the Plan, in the Key Employee Continuity Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

22. OTHER AGREEMENTS SUPERSEDED

The Grant Notice, these Standard Terms and Conditions, the Plan and, as applicable, the Key Employee Continuity Plan constitute the entire understanding between the Participant and the Company regarding the Stock Units.  Any prior agreements, commitments or negotiations concerning the Stock Units are superseded.